Exhibit 99.5

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Completed Its Financial Restructuring and

Emerged From Chapter 11

•	Constar emerged with strengthened balance sheet and new funding

•	Constar now owned by pre-Chapter 11 subordinated note holders

•	Customer, supplier and employee support contributed to successful reorganization

Philadelphia, PA – June 1, 2009 — Constar International Inc., a leading global producer of PET (polyethylene terephthalate) plastic containers for food and beverages, announced that the Company and its affiliated debtors completed their financial restructuring and successfully emerged from Chapter 11 on Friday, May 29, 2009. The reorganization was completed approximately five months from the filing of their Chapter 11 petitions on December 30, 2008. In conjunction with its emergence from Chapter 11, Constar also announced that it had converted its debtor-in-possession financing into an exit facility to provide the Company with ongoing liquidity.

Michael Hoffman, President and Chief Executive Officer of Constar, commented, “On behalf of our Board and the management team, I want to thank our unsecured bond holders for their support and their willingness to restructure our debt. At the same time I want to express my appreciation to our loyal customers, committed suppliers and dedicated employees who have supported us and encouraged us throughout the process. We emerge a revitalized company with an improved balance sheet. Combining our improved financial condition with our strong technologies, we are better positioned than ever to provide our customers with the product quality, innovation and service they have come to expect from Constar.”

As required by the Plan approved by the Bankruptcy Court, Constar’s old common stock (which has recently traded with the symbol CNSTQ) was cancelled in connection with the emergence from Chapter 11. Holders of the old common stock will not receive a distribution of any kind and no further transfers will be recorded on the Company’s books.

In accordance with the Plan, holders of the $175 million of Constar’s pre-Petition Subordinated Notes will convert 100% of their face amount into new common stock of the reorganized Company. This common stock is initially expected to trade over-the-

counter. The Company estimates that following the distribution of the new shares, there will be approximately 1.75 million shares of the new common stock outstanding (exclusive of approximately 195,000 additional shares reserved for issuance under equity incentive plans).

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations are identified from time to time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent filings made prior to, on or after today. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food and beverages. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon

Executive Vice President and Chief Financial Officer

(215) 552-3700

Ed Bisno

Bisno Communications

(212) 717-7578

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